Exhibit 10.6

Intrexon	20374 Seneca Meadows Pkwy Germantown, MD 20376 (+1) 301 556 9900 dna.com

Better DNA

December 23, 2019

Oragenics, Inc.

4902 Eisenhower Blvd., Suite 125

Tampa, FL 33634

Attention: Chief Executive Officer

Re:	Letter providing Notice of Assignment (“Notice”) regarding the Stock Issuance Agreement and the Exclusive Channel Collaboration Agreement (as amended), each dated 6/5/2012 (collectively, the “Agreement(s)”) by and between Oragenics, Inc. and Intrexon Corporation (“Intrexon”)

Dear Sir or Madam:

Intrexon has recently executed an agreement to sell several of its business units, including its API fermentation business, in a transaction expected to close in early 2020 (the “Transaction”). For details regarding the Transaction, see the press release located on Intrexon’s website at https://investors.dna.com/press. In preparation for the Transaction closing, Intrexon has reorganized the entirety of its ongoing API fermentation operations and assets into ILH Holdings, Inc., a Delaware company and affiliate of Intrexon. ILH Holdings, Inc. is assuming all of Intrexon’s business relating to the above referenced Agreement(s), and therefore this Notice is provided pursuant to the Agreement(s) to notify you of Intrexon’s intent to assign the entirety of the Agreement(s) to ILH Holdings, Inc. effective Jan. 1, 2020. This reorganization will not negatively impact the Agreement(s), and ILH Holdings, Inc. agrees to comply with all obligations under the assigned Agreement(s). The Notice address for ILH Holdings, Inc. under the Agreement(s) will be:

ILH Holdings, Inc.

c/o Intrexon Corporation

20374 Seneca Meadows Parkway

Germantown, MD 20876

Attn: Legal Department

If you have questions, please contact Vanessa Hon of Intrexon Corporation, care of the above Intrexon address or by email to vhon@dna.com.

Sincerely,

Intrexon Corporation

/s/ Donald P. Lehr
Donald P. Lehr
Chief Legal Officer